AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

May 10, 2007

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

CET SERVICES, INC.

Common Stock, No Par Value

Commission File Number – 001-13852

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years;

(b)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years.

2.

The Common Stock of CET Services, Inc. (the “Company” or “CET”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net (losses) and (losses) from continuing operations as follows:

Fiscal Years Ended December 31,

Net (Loss)

(Loss) from Continuing Operations

2006

         ($339,096)

($382,692)

2005

         ($396,770)

($443,488)

2004

         ($276,748)

($397,889)

2003

         ($113,719)

($326,409)

2002

         ($2,432,938)

($2,062,755)

      (b)

In its Form 10-K for the period ended December 31, 2006 the Company reported shareholders’ equity of $3,367,087.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On September 20, 2005, the Company was notified by the Amex that following a review of the Company’s quarterly report on Form 10-QSB for the period ended June 30, 2005, CET was not in compliance with Section 1003(a)(ii) of the Company Guide with shareholders’ equity of less than $4 million and losses from continuing operations and net losses in three of its four most recent fiscal years. The Company was given the opportunity to submit a plan by October 20, 2005 outlining its plan to regain compliance with the Amex continued listing standards within a maximum of 18 months.

(b)

On October 19, 2005, the Company submitted its plan to regain compliance with the Amex continued listing standards (the “Plan”). On October 31, 2005, the Exchange notified the Company that it accepted the Plan and granted the Company an extension until May 1, 2007 to regain compliance with the continued listing standards (“Plan Period”). The Company was also advised that Staff would initiate delisting proceedings if the Company failed to make progress consistent with the Plan or was not in compliance by the end of the Plan Period.

(c)

On April 19, 2007, the Exchange notified CET it had determined to initiate immediate delisting proceedings against the Company based on the Staff’s determination that the Company did not make progress consistent with its Plan and therefore had not demonstrated an ability to regain compliance with Section 1003(a)(ii) of the Company Guide (the “Staff Determination”) by the end of the Plan Period. Furthermore, based on a review of the Company’s Form 10-KSB for the fiscal year ended December 31, 2006, the Company had fallen out of compliance with an additional continued listing standard. Specifically, the Company was also not in compliance with Section 1003(a)(iii) of the Company Guide with shareholders’ equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years. In addition, the Exchange notified CET, that based on its review of the Company’s Preliminary Proxy Statements filed on March 12, 2007 and April 18, 2007, disclosing CET’s merger with Zoi Interactive Technologies, Inc. (“Zoi”), Staff determined that CET would not satisfy the Exchange’s initial listing standards at the time of the closing of the merger as required by Section 341 of the Company Guide, and as such, was not eligible for continued listing on the Amex. Staff’s determination was based on the Company’s failure to satisfy one or more of the initial listing criteria as set forth in Part I of the Company Guide. Based on the foregoing, Staff concluded that it was appropriate to initiate immediate delisting proceedings at that time.

(d)

Pursuant to Sections 1203 and 1009(d) of the Company Guide, CET was given a limited right to appeal the Staff Determination by requesting an oral hearing or a hearing based on a written submission before a Listing Qualifications Panel of the Amex Committee on Securities by April 26, 2007.

(e)

The Company did not appeal the Staff Determination within the requisite time period.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Dale W. Bleck, Chief Financial Officer of the Company.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC